Exhibit 3.7

CERTIFICATE OF FORMATION

OF

AREP BOARDWALK PROPERTIES LLC

ARTICLE 1.

NAME

The name of the limited liability company (the “Company”) is AREP Boardwalk Properties LLC.

ARTICLE 2.

REGISTERED AGENT

The address of the registered office of the Company in the Stale of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of registered agent of the Company is Corporation Service Company. The address of the registered agent in the Suite of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle.

ARTICLE 3.

DURATION

The duration of the Company is to be perpetual, unless sooner terminated in accordance with the Limited Liability Company Act of the State of Delaware.

ARTICLE 4.

PURPOSE

The purpose for which the Company has been formed is limited solely to (i) owning, holding, demolishing, developing, leasing, operating, managing, selling, transferring and exchanging those certain parcels of real property and the improvements thereon commonly known as 133 S. Mt. Vernon Avenue, 139 S. Dr. Martin Luther King, 147 S. Dr. Martin Luther King, 168 S. Kentucky Avenue, 1637 Boardwalk, 1615 Boardwalk, 135 S. Indiana Avenue, 148 S. Dr. Martin Luther King, 1733 Boardwalk, 1731 Boardwalk, 1723 Boardwalk and 1701 Boardwalk, all in Atlantic City, New Jersey (collectively, the “Premises”) (ii) obtaining a loan (the “First Mortgage Loan”) from Bear Stearns Commercial Mortgage, Inc. (“BSCM”) pursuant to and in accordance with that certain fully executed Preliminary Financing Proposal dated April 11, 2006 given by BSMC to AREP Boardwalk LLC, which First Mortgage Loan shall be secured by a first priority mortgage (the “Mortgage”) upon the Premises, (iii) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (iv) upon satisfaction of the First Mortgage Loan, to engage in any other lawful act or activity.

ARTICLE 5.

DISSOLUTION, ETC.

The Company shall not dissolve, liquidate consolidate, merge into or with an other entity, or sell all or substantially all of its assets so long as the First Mortgage Loan is outstanding, nor shall the Company dissolve, liquidate or terminate upon the death, bankruptcy, insolvency, dissolution, liquidation termination, resignation, removal or incapacity of any member so long as the First Mortgage Loan is outstanding; except the Company may dissolve while the First Mortgage Loan is outstanding on the bankruptcy of the Managing Member, as defined in Article 7 below.

ARTICLE 6.

INDEBTEDNESS

The Company shall not incur any indebtedness while the First Mortgage Loan is outstanding other than the First Mortgage Loan and trade payables incurred in the ordinary course of the Company’s business in connection with and in furtherance of its purpose as slated in these Articles.

ARTICLE 7.

MANAGING MEMBER

So long as the First Mortgage Loan is outstanding, the Company shall have at least one (1) corporate or similar member which shall be the managing member (the “Managing Member”) and whose only purpose shall be to be the Company’s managing member.

ARTICLE 8.

BANKRUPTCY, INSOLVENCY

So long as the First Mortgage Loan is outstanding, the unanimous consent of the Company’s members is required to file, or consent to the filing of, a bankruptcy or insolvency petition or otherwise institute insolvency proceedings against itself.

ARTICLE 9.

CONTINUATION ON EVENT OF TERMINATION

So long as the First Mortgage Loan is outstanding, the vote of a majority of the Company’s remaining members is sufficient to continue the life of the Company in the event of the Company’s termination under law or otherwise.

ARTICLE 10.

AMENDMENT OF CERTIFICATE OF FORMATION

AND OPERATING AGREEMENT

So long as the First Mortgage Loan is outstanding, the Company’s Articles of Formation and Operating Agreement shall not be amended except upon the unanimous vote of all members.

IN WITNESS WHEREOF, this Certificate has been executed as of this day of May, 2006, by the undersigned authorized signatory who affirms that, to the best of his knowledge and belief, the facts stated herein are true.

Authorized Person:

/s/ Richard P. Brown
By: Richard P. Brown